Exhibit 10.2
FIRST AMENDMENT TO LEASE
     THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of the 7th day of March, 2011, by and between EDEN PRAIRIE ASSOCIATES LLC, a Delaware limited liability company (“Landlord”), and MAKEMUSIC, INC., a Minnesota corporation (“Tenant”).
RECITALS:
     A. Landlord, by its predecessor in title, and Tenant entered into a Standard Form Industrial Building Lease (the “Original Lease”) dated as of March 1, 2005, whereby First Industrial, L.P., Landlord’s predecessor in title, leased to Tenant certain premises consisting of approximately 22,174 square feet commonly known as Suite M (the “Original Premises”) at 7615 Golden Triangle Drive, Eden Prairie, Minnesota (the “Building”) for a lease term expiring on March 31, 2011.
     B. Tenant desires to both expand the Premises and further extend the Lease and Landlord is willing to expand the Premises and extend the Lease, upon the terms and conditions set forth below.
     C. The Original Lease, as amended by this First Amendment, is hereinafter referred to collectively as the “Lease.”
     NOW THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, it is hereby agreed as follows:
     1. RECITALS. The foregoing recitals are true and correct and incorporated herein by reference.
     2. DEFINITIONS. Each capitalized term used in this First Amendment shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.
     3. EXPANSION SPACE. Effective April 1, 2011, Tenant hereby leases from Landlord, and Landlord hereby rents to Tenant, approximately 3,076 square feet of space adjacent to Suite M, as depicted on Exhibit A attached hereto and incorporated herein (the “Expansion Premises”) (the Expansion Premises and the Original Premises are collectively, the “Premises”). The Premises shall consist of approximately 25,250 square feet.
     4. EXTENSION TERM. The term of the Lease for the Premises shall be extended for a period of five (5) years three (3) months commencing April 1, 2011 and terminating on June 30, 2016 (the “Extension Term”).
     5. EXTENSION TERM BASE RENT. Effective on April 1, 2011, Tenant shall pay Base Rent for the Premises in the following amounts for the following periods:

	Rate Per
Lease Period	Square Foot	Base Monthly Rent	Annual Base Rent

4/1/11-6/30/11	0	0	0
7/1/11-6/30/12	$7.95	$16,728.12	$200,737.44
7/1/12-6/30/13	$8.11	$17,064.79	$204,777.48
7/1/13-6/30/14	$8.27	$17,401.46	$208,817.52
7/1/14-6/30/15	$8.43	$17,738.12	$212,857.44
7/1/15-6/30/16	$8.60	$18,095.83	$217,149.96
     6. TRIPLE NET. Nothing herein shall be so construed to affect the obligations of Tenant to pay Common Area Maintenance, Real Estate Taxes and other amounts due under the Lease, all of which, together with Base Rent, are deemed Rent. Notwithstanding the foregoing, the Tenant shall not have to pay any Additional Rent for the period April 1, 2011 through June 30, 2011.
     7. TENANT IMPROVEMENTS. Landlord, at Landlord’s sole cost and expense, shall perform such work and make such installations in the Premises (“Landlord’s Work” or the “Work”) as are designated in Exhibit B (“Plans and Accepted Proposal”) attached hereto and incorporated herein by reference. Additional work requested by Tenant in addition to Landlord’s Work described in Exhibit B shall be at Tenant’s sole cost and expense. Except as expressly set forth in Exhibit B, Landlord has made no promise to alter, remodel, clean, decorate, repair, or improve the Premises. In addition, Tenant acknowledges and agrees that the following are not included in Landlord’s Work: (i) painting of warehouse deck, (ii) installation of one (1) glass pane in wall at entryway, (iii) installation of four (4) glass panes cut into building exterior in work area behind entryway, (iv) relocation of two (2) sound booths, or (v) installation of thirteen (13) new work stations. In the event Tenant requires any such additional work, it shall be at Tenant’s sole cost and expense. All Work (whether Landlord’s Work or otherwise) shall be done during normal business hours, provided that Landlord agrees in all instances to use commercially reasonable efforts to avoid unreasonable disruption to Tenant’s business and to cooperate with Tenant to ensure that Landlord’s Work is done in a manner that reasonably minimizes interference with Tenant’s business. In connection therewith, Landlord agrees to cause such Work to be done as early as reasonably possible and will consult with Tenant prior to each phase (as described below) of Landlord’s Work in a reasonable good faith effort so as to avoid interfering with Tenant’s business (the foregoing shall include, but not be limited to, efforts to minimize the interference caused by any demolition work associated with Phase I of Landlord’s Work described below by, for example, causing such demolition work to be performed as early as possible within normal business hours).
Landlord’s Work shall be divided into three (3) phases. “Phase I” of Landlord’s Work shall consist of all work described on Exhibit B that is required to complete the Expansion Premises as new warehouse space and conference room shown on Exhibit A. “Phase II” of Landlord’s Work shall consist of all work described on Exhibit B that is required to complete the “new break room” shown on Exhibit A. “Phase III” of Landlord’s Work shall consist of all work described on Exhibit B that is required to complete the new private offices and workstations shown on Exhibit A.

Landlord shall have a period of three (3) weeks after the full execution of this First Amendment to obtain all permits necessary to commence Landlord’s Work. Landlord shall commence Phase I of Landlord’s Work and proceed with reasonable diligence to cause Phase I of Landlord’s Work to be substantially completed, subject to “Tenant Delay” and “Force Majeure Delay” (as such terms are described in Paragraphs (c) and (d) below) on or before the date that is six (6) weeks after the full execution of this First Amendment (the “Delivery Date”). If Landlord fails to deliver possession of the Expansion Premises to Tenant by the Delivery Date, then, for each day of delay thereafter, Tenant shall be entitled to one (1) additional day of free Rent as to the Expansion Space after June 30, 2011.
As soon as reasonably practicable after Landlord has delivered possession of the Expansion Premises to Tenant, Tenant, at Tenant’s sole cost and expense, shall move Tenant’s personal property from the old warehouse portion of the Premises to the Expansion Premises.
Tenant shall notify Landlord when Tenant’s move into the Expansion Premises has been completed and Tenant is ready for Landlord to commence Phase II of Landlord’s Work. Tenant estimates that Tenant shall be ready for Landlord to commence Phase II of Landlord’s Work on or about July 1, 2011. No later than ten (10) days after Tenant has notified Landlord that Tenant has completed its move into the Expansion Premises and is ready for Landlord to commence Phase II of Landlord’s Work, Landlord shall commence Phase II of Landlord’s Work and proceed with reasonable diligence to cause Phase II of Landlord’s Work to be substantially completed, subject to Tenant Delay and Force Majeure Delay, no later than the date that is three (3) weeks after the date Landlord received notice from Tenant that Tenant has completed its move into the Expansion Premises and is ready for Landlord to commence Phase II of Landlord’s Work as aforesaid. If Landlord fails to substantially complete Phase II of Landlord’s Work by such date, then, for each day of delay thereafter, Tenant shall be entitled to one (1) additional day of free Rent as to the new break room space, to be deducted from the first payment of Rent due after the date Phase II of Landlord’s Work is required to be completed.
As soon as reasonably practicable after Landlord has substantially completed Phase II of Landlord’s Work, Tenant, at Tenant’s sole cost and expense, shall move Tenant’s personal property from the old break room portion of the Premises to the new break room. Tenant shall notify Landlord when such move has been completed.
No later than ten (10) days after Tenant has notified Landlord that Tenant has completed its move into the new break room, Landlord shall commence Phase III of Landlord’s Work and proceed with reasonable diligence to cause Phase III of Landlord’s Work to be substantially completed, subject to Tenant Delay and Force Majeure Delay, no later than the date that is three (3) weeks after the date Landlord received notice from Tenant that Tenant has completed its move into the new break room as aforesaid. If Landlord fails to substantially complete Phase III of Landlord’s Work by such date, then, for each day of delay thereafter, Tenant shall be entitled to one (1) additional day of free Rent as to the new private offices and workstations, to be deducted from the first payment of Rent due after the date Phase III of Landlord’s Work is required to be completed.
In addition, promptly after execution of this First Amendment, Landlord and Tenant and Landlord’s contractor shall agree upon a staged plan to complete the remaining portions of Landlord’s Work (including, without limitation, repainting and recarpeting) impacting the

Original Premises (the “Repainting/Recarpeting Work”). Tenant acknowledges and agrees that the Tenant at Tenant’s sole cost and expense shall remove all of Tenant’s personal office property (but not including office furniture and equipment) located within the work stations to be disassembled and moved, as reasonably determined to be necessary by Landlord, Tenant and Landlord’s contractor, prior to the commencement of any particular stage of the Repainting/Recarpeting Work. Tenant further acknowledges and agrees that Tenant, at Tenant’s sole cost and expense shall disconnect all data and communications cabling from said work stations, as reasonably determined to be necessary by Landlord, Tenant and Landlord’s contractor, prior to the commencement of any particular stage of the Repainting/Recarpeting Work. Subject to Tenant Delay and Force Majeure Delay, Landlord agrees cause the Repainting/Recarpeting Work to be substantially completed on or before the date that Phase III of Landlord’s Work is required to be complete as set forth above. In the event Tenant requests any alterations or additions to Landlord’s Work (including, without limitation, any requests that portions of Landlord’s Work be completed after business hours and/or on weekends), the same shall be done by change order setting forth the cost to Tenant and the additional time reasonably necessary to Landlord to complete the effected Phase(s).
     (a) When Landlord considers any Phase of the Work to be substantially complete or about to be substantially completed (but at least five (5) days in advance of such substantial completion date), Landlord shall notify Tenant as to the date or anticipated date of substantial completion and propose a reasonable time and date for inspection of such Phase of the Work. Tenant agrees to inspect the Premises at the proposed time or another time agreed upon by Landlord and Tenant and to execute at the time of such inspection Landlord’s reasonable form of inspection report which shall list items designated by Landlord and/or Tenant, in good faith, as not yet completed (said list is hereinafter referred to as a “Punch List”). If Tenant does not appear for inspection on the date agreed upon, Tenant shall be deemed to have accepted the Premises as substantially completed. In the event of any dispute as to whether or not Landlord has substantially completed any Phase of the Work (subject only to the items on the Punch List), the decision of Landlord’s architect, acting reasonably and in good faith, shall be final and binding on the parties (but subject to the items on the Punch List). Landlord agrees to use commercially reasonable efforts to diligently complete the Punch List items within forty-five (45) days. If any item is not completed within the aforesaid forty-five (45) days, then Landlord shall continue to be obligated to complete that item, but Tenant shall be entitled to complete any such item at any time following ten (10) days notice to Landlord, and Landlord shall reimburse Tenant for the reasonable costs of correcting or completing any such portion of Landlord’s Work within ten (10) days following a written demand by Tenant. In the event that Landlord fails to promptly pay said amount to Tenant, Tenant shall have the right to set off the costs incurred by Tenant in so correcting or completing such portion of Landlord’s Work against the Rent otherwise payable by Tenant. Tenant agrees that, at the request of Landlord from time to time after the inspection, Tenant shall initial such Punch List or execute a revised Punch List to reflect completion or partial completion of prior Punch List items. Tenant reserves the right to object to latent defects in the Premises. Tenant, at Tenant’s sole cost and expense, may employ its own architect or other representative to assist with any of the inspections described in this Section.
     (b) At any time after substantial completion of any Phase of the Work, Landlord may enter the Premises to complete Punch List items, and such entry by Landlord or its agents, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease, or impose any other liability upon Landlord or its agents, employees or contractors, provided that in all such instances Landlord agrees to use commercially reasonable efforts to avoid unreasonably interference with Tenant’s business and Landlord shall be liable for its negligence or willful misconduct.
     (c) “Tenant Delay” shall be any of the following:
          (i) Tenant’s failure to timely furnish information requested by Landlord;
          (ii) Tenant’s failure to timely approve the Work or any revised costs after submittal by Landlord for such approval;
          (iii) Tenant’s request for or use of unique materials, finishes or installations or construction procedures which are substantially different from that which is standard or customary for the Building or from that shown in any plan which Tenant has heretofore approved;
          (iv) Tenant’s failure to pay for such portion of the Work, if any, as and when payable by Tenant hereunder;
          (v) Tenant’s changes in the Work (notwithstanding Landlord’s approval of any such changes);
          (vi) The entry by Tenant or any contractors for Tenant in or about the Premises or Building that causes a substantial delay; or
          (vii) Any other act, omission or delay by Tenant, its agents or contractors or persons employed by any of such persons delaying substantial completion of the Work.
Landlord shall send written notice to Tenant within three (3) business days after the start of any Tenant Delay.
     (d) “Force Majeure Delay” shall be any other cause beyond the reasonable control of Landlord, including, without limitation, strikes, lockouts, labor trouble, disorder, inability to procure materials, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, fuel shortages, accidents, casualties and acts of God.
     8. BUILDING IMPROVEMENTS.
     Landlord shall complete the following “Building Improvements”, as soon as reasonably possible after the date of this First Amendment but in no event later than September 1, 2011 (it being understood, that except as noted below, these Building Improvements will be charged to all tenants as Operating Expenses):
(a)	replace the outside warehouse man door in the Original Premises in the location shown on Exhibit A (Tenant shall not be charged for this item as Operating Expenses),

(b)	replace all or some portion of the exterior walkways in the location shown on Exhibit A so that the main entrance door to the Premises opens and closes completely in a manner free from interference by the exterior walkways (Tenant shall not be charged for this item as Operating Expenses),

(c)	repair or replace (including, without limitation, re-grading) the alleyway in the location shown on Exhibit A so as to avoid the water pooling outside of the door to the Premises and to otherwise repair the water leak into the Premises from the door and through the walls/sheetrock,

(d)	repair all damage caused from all water leaks into the Premises (including, without limitation, damage to the ceiling tiles, window ledges and/or sheetrock) (Tenant shall not be charged for this item as Operating Expenses),

(e)	repair the roof structure and roof covering so as to avoid future water leaks into and water damage to the Premises, and

(f)	replace the roof structure and roof covering to the extent necessary (in the reasonable discretion of Landlord) so as to avoid future water leaks into and water damage to the Premises (Tenant shall not be charged for this item as Operating Expenses).
Landlord shall, as soon as reasonably possible, and in no event later than June 1, 2011, present to Tenant a proposal to remediate the issues set forth in items (d) and (e) above which proposal shall be reasonably satisfactory to Tenant.
In addition, Landlord shall continue to maintain and keep in good repair and/or replace the roof structure and roof covering and any other portion of the Building as may be necessary to avoid water leaks and water damage to the Premises during the Extension Term (provided that replacements shall not be included in Operating Expenses). If, at any time during the Extension Term, Landlord shall receive notice from Tenant of the existence of a water leak into the Premises, Landlord shall diligently and expeditiously proceed to cause any such leak to be repaired, as soon as reasonably practicable, and in any event no later than thirty (30) days after notice from Tenant, subject to extension to a date that Landlord’s contractor reasonably estimates such repairs can be completed if Landlord’s contractor provides reasonable evidence to Landlord and Tenant that the repairs cannot then be completed due to weather conditions.
In the event that any of the Building Improvements or other work described in this Section 8 are not completed within the time period required in this Section, Landlord shall be in default of the Lease and Tenant shall have all remedies available to Tenant under the Lease or otherwise at law or in equity.
     9. BROKER. Tenant and Landlord represent that except for Arthur Goldner & Associates, Inc. and CB Richard Ellis (collectively, the “Broker”), neither party has dealt with any real estate broker, salesperson or finder in connection with this First Amendment, and no such person initiated or participated in the negotiation of this First Amendment. Tenant agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from and against all claims, demands, actions, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) arising from either (i) a claim for a fee or commission made by any broker, other than the Broker, claiming to have acted by or on behalf of Tenant in connection with this First Amendment, or (ii) a claim of, or right to, lien under the statutes of Minnesota relating to real estate broker liens, if any, with respect to any such broker retained by Tenant. Landlord agrees to indemnify, defend and hold Tenant, its Affiliates, Parents, Assignees and Employees harmless from and against all claims, demands, actions, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) arising from either (i) a claim for a fee or commission made by any broker, including the Broker, claiming to have acted by or on behalf of Landlord in connection with this First Amendment, or (ii) a claim of, or right to, lien under the statutes of Minnesota relating to real estate broker liens with respect to any such broker retained by Landlord. Landlord agrees to pay all commissions, if any, due to the Broker in connection with this First Amendment in accordance with a separate agreement with the Broker.
     10. PROPORTIONATE SHARE. The total square footage of the Building is approximately 125,984 square feet. Accordingly, effective April 1, 2011, Tenant’s Proportionate Share of the Building is 20.04%. Therefore, at Section 1.12 of the Lease, delete “18%” and insert “20.04%.”
     11. HVAC. Any provisions of the Lease to the contrary notwithstanding, in the event any HVAC unit serving the Premises fails and cannot reasonably be maintained under a standard HVAC Maintenance Contract so that replacement is required during the Extension Term (as herein defined) and the same is not covered by any applicable warranty, then Landlord shall promptly replace the HVAC unit at its sole cost and expense without reimbursement from Tenant for any of Tenant’s proportionate share as set forth in Section 13.1.2 of the Lease. Nothing herein shall be so construed as to relieve the Tenant of its obligation after the aforementioned replacement(s) by Landlord of the HVAC unit, to continue to maintain in full force and effect, at Tenant’s sole cost, an HVAC Maintenance Contract paid as Additional Rent simultaneously with payments of Operating Expenses in accordance with Section 13.1.1 of the Lease, for preventative maintenance and periodic service. Notwithstanding anything to the contrary in the Lease, the parties agree that the annual cost of repairs in the aggregate for all HVAC units serving the Premises (which in the reasonable determination of the HVAC contractor do not require replacement of the HVAC unit(s)) shall be paid by the Tenant up to the first Seven Thousand Five Hundred Dollars ($7,500.00) thereof, with the balance to be paid by Landlord at Landlord’s sole expense without reimbursement from Tenant. Within thirty (30) days after receipt by Landlord of such reasonable evidence of payment as Landlord may reasonably require (including without limitation, paid invoice and proof of payment), Landlord agrees to reimburse Tenant the sum of Five Thousand Dollars ($5,000.00) for the HVAC unit replaced by Tenant in 2010, which sum may either be paid by Landlord to Tenant directly or credited against Rent, as Tenant may elect.
     12. SECURITY DEPOSIT. Provided Tenant is not then in default (beyond applicable notice and cure periods provided in the Lease), then effective upon execution of this First Amendment, Landlord agrees to return the Security Deposit of $20,834.24 to Tenant. Tenant, at Tenant’s election, may apply the Security Deposit towards Rent. Upon the return of the Security Deposit as aforesaid, Section 4.4 of the Original Lease is deleted in its entirety.
     13. OPTIONS TO EXTEND. Tenant shall have two (2) options (each an “Option”) to further extend the Term of the Lease with respect to all (but not less than all) of the Premises as of the expiration date of the term as extended by this First Amendment or as of the prior Option Term, as applicable, each such Option to be for a three (3) year term (each such time period being an “Option Term”), upon the following terms and conditions:
     (i) Tenant gives Landlord written notice of Tenant’s election to exercise an Option not later than nine (9) months prior to the expiration date of the Term; and

     (ii) Tenant is not in default (beyond applicable notice and cure periods) under the Lease, either on the date Tenant exercises an Option or on the expiration date of the Term or the Option Term (as the case may be), and this Lease is in full force and effect on the date on which Tenant exercises an Option and on the proposed commencement date of the Option Term.
(a) Terms. If Tenant timely and properly exercises such Option Term:
     (i) The Base Rent payable for each year of the Option Term shall be ninety five percent (95%) of the then “Market Rate” of Base Rent for the Premises as reasonably determined by Tenant and Landlord. “Market Rate” shall be based on comparable office warehouse properties of similar age and condition in the southwest metro area of the Twin Cities. If Landlord and Tenant are unable to agree upon the Market Rate within forty-five (45) days after Tenant’s exercise of an Option, the Option shall be deemed not to have been exercised, provided that Tenant shall have the option, exercisable upon written notice to Landlord prior to the expiration of the forty-five (45) day period, to submit the matter to appraisal. If Tenant so notifies Landlord, then, within five (5) business days after Tenant’s notice, each party shall designate a commercial appraiser with MAI designation, and the two appraisers so selected shall mutually designate a third appraiser within five (5) business days after both of such appraisers have been designated by the parties. The three (3) appraisers shall then determine the Market Rate for the Premises within thirty (30) days following designation of the third appraiser. If the three (3) appraisers are unable to agree upon the Market Rate, the determinations of the two appraisers whose determinations of Market Rate are closest together shall be averaged, and the determination of the third appraiser shall be disregarded. Each party shall pay the cost of its own appraiser and the costs of the third party shall be split equally between the parties. The appraisers’ determination of Market Rent shall be multiplied by a factor of ninety five percent (95%) and the product shall be the Base Rent for the Option Term.
     (ii) Tenant shall have no further options to extend the Term of this Lease beyond the expiration date of the last Option Term.
     (iii) Except for the rate of Base Rent and except as otherwise provided herein, all of the terms and provisions of the Lease shall remain the same and in full force and effect during the Option Term.
(b) Amendment. If Tenant exercises an Option, Landlord and Tenant shall execute and deliver an amendment to the Lease reflecting the lease of the Premises by Landlord to Tenant for the Option Term on the terms provided above, which amendment shall be executed and delivered within sixty (60) days after the final determination of the Market Rate.
(c) Termination. The Options described in this Section 13 shall automatically terminate and become null and void upon the earlier to occur of (1) the expiration or termination of this Lease, (2) the termination of Tenant’s right to possession of all or any part of the Premises, or (3) the failure of Tenant to timely or properly exercise an Option.

     14. RIGHT OF FIRST REFUSAL (“ROFR”). Landlord hereby grants Tenant the on-going option to lease, upon the terms and conditions hereinafter set forth, any then vacant space adjacent to the Premises (the “First Refusal Space”) during the First Refusal Period (as hereinafter defined).
     (a) During the First Refusal Period, if Landlord reaches substantial agreement on the basic business terms of a lease with a prospective tenant (the “Prospective Tenant”) to lease all or any portion of the First Refusal Space, then Landlord shall notify Tenant in writing setting forth the tenant design and construction period, if known, occupancy commencement date (“Refusal Space Commencement Date”), the Base Rent and Additional Rent to be charged to the Prospective Tenant, and all other material terms and conditions agreed to between Landlord and the Prospective Tenant (“Landlord’s Notice”), upon which the Landlord is prepared to lease such portion of the First Refusal Space to the Prospective Tenant.
     (b) Tenant’s right to lease the First Refusal Space described in Landlord’s Notice upon the terms and conditions set forth therein shall be exercisable by written notice from Tenant to Landlord given not less than ten (10) business days after the giving of Landlord’s Notice, time being of the essence. In order to exercise its option hereunder, Tenant must lease not less than all of the First Refusal Space that was the subject of the Landlord’s Notice. If Tenant exercises its option with respect to the First Refusal Space, such space shall be rented in the condition contemplated by the applicable Landlord’s Notice (with reasonably comparable modifications related to Tenant’s requirements) and upon the same terms and conditions, including without limitation, the Rent to be paid, as set forth in the Landlord’s Notice. Provided, however, that so long as there is at least two (2) years remaining under the Extension Term, the term for the First Refusal Space and the Premises shall be coterminous, ending on the termination date of the Extension Term; however, in the event that the lease term defined in Landlord’s Notice is either increased or decreased, as the case may be to make such lease term coterminous with Tenant’s Term, then all market concessions (whether rent abatement, improvement allowance or other similar items), if any, contained in Landlord’s Notice shall be increased or decreased on a pro rata basis to such adjustment in the lease term. If Tenant fails to notify Landlord in writing that it will lease the designated First Refusal Space within the prescribed ten (10) business day period, Tenant’s rights under this Section as to the First Refusal Space described in said Landlord’s Notice shall terminate, and Landlord shall have no further obligation under this Section with respect to such portion of the First Refusal Space; provided, however, that if the terms or conditions of Landlord’s Notice shall be modified or changed, or if the Prospective Tenant shall not enter into a lease with Landlord, then and in such event the right of first refusal shall again be applicable to the First Refusal Space.
     (c) Tenant may exercise its right to lease the First Refusal Space, and an exercise thereof shall be only effective, if at the time of Tenant’s exercise of the right and on the applicable Refusal Space Commencement Date, this Lease is in full force and effect and Tenant is not in default (beyond applicable notice and cure periods) under the Lease. The right of first refusal described in this Section shall be transferred to any assignee or sublessee to whom Tenant may assign or sublease without Landlord’s prior written consent in accordance with the Lease, or to any assignee or sublessee to whom Landlord has consented if such consent is required under the Lease.
     (d) The First Refusal Period shall mean at any time during the period commencing on the commencement date of the Extension Term through a date whereby as of the Refusal Space Commencement Date, at least two (2) years remains under the term hereof, taking into account any extension Options for which Tenant has sent notice of intent to exercise, but not taking into account any unexercised extensions for which notice has not been sent. The foregoing notwithstanding, the Tenant may extend the First Refusal Period by extending the Term of the Lease by at least the number of months necessary to achieve a two (2) year Minimum Term from the Refusal Space Commencement Date for both the Premises and the First Refusal Space.
     (e) In the event Landlord is unable to deliver to Tenant possession of the First Refusal Space on or before the applicable Refusal Space Commencement Date for any reason whatsoever, Landlord shall not be subject to any liability for such failure to deliver possession. Such failure to deliver possession shall not affect either the validity of this Lease or the obligations of either Landlord or Tenant hereunder or be construed to extend the expiration of the Terms of this Lease either as to such portion of the First Refusal Space or the balance of the Premises; provided, however, that under such circumstances, Rent and all of Tenant’s other obligations with respect to the First Refusal Space shall not commence as to such First Refusal Space until Landlord does so deliver possession to Tenant.
     (f) In the event that Tenant exercises its right of first refusal rights set forth in this Section, Landlord and Tenant shall execute and deliver an amendment to the Lease reflecting the terms provided above prior to the Refusal Space Commencement Date.
     15. NOTICE. At Section 24.2 of the Original Lease, delete the following in its entirety:
“If to Landlord:	First Industrial, L.P. 311 South Wacker Drive, Suite 4000 Chicago, Illinois 60606 Attn: Vice President — Operations Management

With a copy to:	First Industrial Realty Trust, Inc. 7615 Golden Triangle Drive, Suite N Eden Prairie, MN 55344 Attn: Regional Manager

With a copy to:	Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP 333 West Wacker Drive Suite 2700 Chicago, Illinois 60606 Attn: Suzanne Bessette-Smith”

and substitute the following:
“If to Landlord:	Eden Prairie Associates LLC c/o Arthur Goldner & Associates, Inc. 707 Skokie Boulevard, Suite 100 Northbrook, Illinois 60062 Attn: Lee Kotler

With a copy to:	Evans, Loewenstein, Shimanovsky & Moscardini, Ltd. 130 South Jefferson Street, Suite 350 Chicago, Illinois 60661 Attn: Arthur H. Evans”
     16. MISCELLANEOUS. Sections 1.11, 1.15, and 24.20, and Exhibit G and Exhibit H of the Original Lease are deleted in their entirety.
     17. BINDING EFFECT. The Lease, as amended hereby, is ratified, confirmed and shall continue in full force and effect, as if fully set forth herein, subject to the terms and provisions thereof and hereof. In the event of any conflict between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall control. This First Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assigns.
     18. SUBMISSION. Submission of this First Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this First Amendment unless and until this First Amendment is fully signed and delivered by Landlord and Tenant.
     19. COUNTERPARTS. This First Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.
     20. GOVERNING LAW. This First Amendment is governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respect by the statutes, laws and decisions of the State of Minnesota.
     21. ENTIRE AGREEMENT. The entire agreement of the parties is set forth in this First Amendment and in the Lease as hereby amended. No prior agreement or understanding with respect to the Lease and this First Amendment shall be valid or of any force or effect.
     22. AUTHORITY. Each individual executing this First Amendment represents and warrants that he/she is duly authorized to execute and deliver this First Amendment and has full authority to do so. If this First Amendment is executed by an agent, the agent represents and warrants that it has authority to execute and deliver this First Amendment pursuant to a valid agency agreement in full force and effect.
[Signature page to follow on next page.]

     IN WITNESS WHEREOF, this First Amendment is executed as of the day and year first aforesaid.

LANDLORD:		TENANT:

EDEN PRAIRIE ASSOCIATES LLC		MAKEMUSIC, INC.

By:	Arthur Goldner & Associates, Inc., its authorized agent

By:	/s/ Arthur Goldner	By:	/s/ Karen L. VanDerBosch

	Its: President and Chief Executive Officer		Its: Chief Operating Officer/Chief Financial Officer